Exhibit 99.1

INFORMATION FOR RELEASE

MuniMae Prices Secondary Offering of 2,575,000 Common Shares

Raising $68.3 Million in Gross Proceeds

BALTIMORE – (February 2, 2005) – Municipal Mortgage & Equity, LLC (NYSE:MMA), known as MuniMae, announced that it raised gross proceeds of $68.3 million through the public offering of 2,575,000 common shares at a price of $26.51 per share.

Michael L. Falcone, CEO and President of MuniMae, stated, “We are very pleased to have successfully priced our eighth follow-on equity offering since August 1996. With this offering, MuniMae’s public equity market capitalization will be approximately $1 billion. Our businesses are doing well. The proceeds of this offering will allow MuniMae to take advantage of future investment opportunities.”

Merrill Lynch & Co. and RBC Capital Markets acted as joint book-running managers with Banc of America Securities LLC acting as co-manager. The underwriters have an option to purchase an additional 386,250 shares to cover over-allotments. If the option is exercised in full, the gross proceeds of the offering will be $78.5 million. MuniMae expects to use the net proceeds from this offering to fund future investments, reduce indebtedness and for general corporate purposes. The offering is expected to close on February 8, 2005. Copies of a prospectus with respect to this offering may be obtained at no charge from Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080; or from RBC Capital Markets, Prospectus Department, One Liberty Plaza, 4th Floor, New York, New York 10006; (212) 428-6665.

About Municipal Mortgage & Equity, LLC

MuniMae and its subsidiaries originate, service and asset manage investments in multifamily debt and equity for its own account and on behalf of others. MuniMae conducts these operations through its subsidiary, MMA Financial, LLC. As of September 30, 2004, assets under management totaled $9.3 billion secured by 2,217 properties containing 249,850 units in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands. For its proprietary accounts, MuniMae primarily holds tax-exempt multifamily housing bonds. This on-balance-sheet portfolio is secured by 177 properties containing 37,581 units in 27 states. For a portion of these investments, MuniMae participates in the performance of the underlying properties.

MuniMae is organized as a limited liability company. This structure allows MuniMae to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are normally declared quarterly and paid in February, May, August and November.

This press release contains statements, including those about the prospective use of proceeds and the completion of the offering, that are forward-looking in nature and reflect management’s current views with respect to future events and financial performance. These statements are subject to many uncertainties and risks and should not be considered guarantees of future performance. Actual results may vary materially from projected results based on a number of factors, including the actual performance of the properties pledged as collateral for the portfolio, general conditions in the local real estate markets in which the properties are located and prevailing interest rates. This press release does not constitute an offer to sell any securities of Municipal Mortgage & Equity, LLC or any of its affiliates.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.

www.munimae.com

CONTACT:

Investor Relations:

Angela Richardson, 888-788-3863